Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statement No. 333-80037 of AltiGen Communications, Inc. on Form S-8 of our report dated November 8, 2002 (December 27, 2002 as to Note 9) appearing in this Annual Report on Form 10-K of AltiGen Communications, Inc. for the year ended September 30, 2002.

/s/    DELOITTE & TOUCHE LLP
San Jose, California
December 27, 2002